Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

Kindred Escrow Corp.

INTO

Kindred Healthcare, Inc.

(Pursuant to Section 253 of the

General Corporation Law of Delaware)

Kindred Healthcare, Inc., a corporation organized and existing under the laws of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Corporation owns all of the outstanding shares of each class of stock of Kindred Escrow Corp. (“Escrow Subsidiary”), a Delaware corporation incorporated on the 13th day of May, 2011, pursuant to the Delaware General Corporation Law.

SECOND: That the Corporation, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent pursuant to 8 Del. C. § 141 dated May 31, 2011, determined to and did merge into itself said Escrow Subsidiary, by the adoption thereof:.

FURTHER RESOLVED, that the Corporation merge, and it hereby does merge, into itself, its wholly owned subsidiary, Escrow Subsidiary, and assumes all of the obligations of Escrow Subsidiary.

FURTHER RESOLVED, that said merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of Delaware.

FURTHER RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation, as amended by the Amendment of Amended and Restated Certificate of Incorporation, shall remain unchanged by the merger and in full force and effect until further amended in accordance with the Delaware Corporation Law.

FURTHER RESOLVED, that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge Escrow Subsidiary and to assume its obligations and the date of adoption hereof, and to cause the same to be filed with the Secretary of State of the State of Delaware, which may be necessary or proper to effect such merger.

In witness whereof, the Corporation has caused this certificate to be signed by its authorized officer as of the 1st day of June, 2011.

KINDRED HEALTHCARE, INC.

By:	/s/ Richard A. Lechleiter
Name: Richard A. Lechleiter
Title: Chief Financial Officer

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